Exhibit (a)(5)(iii)

Cypress Announces Final Purchase Price of Tender Offer for Convertible Notes

SAN JOSE, Calif., September 10, 2008 – Cypress Semiconductor Corp. (NYSE-CY) announced today the final purchase price of its offer to purchase (the “Offer”) up to $531,250,000 aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”). The terms and conditions of the Offer are set forth in the Amended Offer to Purchase dated August 26, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (as amended, the “Letter of Transmittal”).

On September 10, 2008 the Ten Day VWAP (as defined in the Offer to Purchase) period ended with an arithmetic average price per share of Cypress common stock for such period of $29.6949. Accordingly, the purchase price per $1,000 principal amount of Notes with respect to the Offer has been set at $1,321.22, plus accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase. If the date of purchase occurs on September 18, 2008, as expected, the total purchase price would be approximately $1,321.30 per $1,000 principal amount of Notes.

The purchase price is equal to the sum of (i) $1,242.47, which is the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and $29.6949 (the arithmetic average of the Ten Day VWAP) and (ii) $78.75, which is the “premium” with respect to the offer to purchase the Notes as expressed in the table on the cover of the Offer to Purchase, plus accrued and unpaid interest.

The date of purchase will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008, regardless of whether such holders tender their Notes in connection with the Offer.

In accordance with the terms of the Offer to Purchase, all Notes validly tendered and not properly withdrawn will be purchased by Cypress at the purchase price per $1,000 principal amount of Notes, provided however, that if more than $531,250,000 aggregate principal amount of Notes are validly tendered and not properly withdrawn, Cypress will purchase Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday September 12, 2008, unless extended.

Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Georgeson Inc., at (866) 257-5448 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (888) 537-0428 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR

ACCEPTANCE OF THE OFFER. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CYPRESS WILL DISTRIBUTE TO NOTEHOLDERS AFTER CYPRESS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS AMENDED “SCHEDULE TO” AND OFFER TO PURCHASE. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. CYPRESS HAS FILED ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2008, ITS AMENDMENT NO. 1 TO ITS SCHEDULE TO ON AUGUST 20, 2008, ITS AMENDMENT NO. 2 TO ITS SCHEDULE TO ON AUGUST 26, 2008, ITS AMENDMENT NO. 3 TO ITS SCHEDULE TO ON AUGUST 29, 2008, ITS AMENDMENT NO. 4 TO ITS SCHEDULE TO ON SEPTEMBER 8, 2008 AND ITS AMENDMENT NO. 5 TO ITS SCHEDULE TO ON SEPTEMBER 11, 2008, NOTEHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO” INCLUDING ALL AMENDMENTS THERETO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT CYPRESS WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-257-5448. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cypress:

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward Looking Statements:

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding Cypress’s expectations regarding the timing for filing its Schedule TO, Offer to Purchase and other tender offer documents and launching and completing its tender offer for the Notes. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the filing of the Schedule TO, Offer to Purchase and other tender documents and launching and completing the tender offer to differ materially and adversely from the timing expressed in the forward-looking statements in this press release. Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the completion of the review and preparation of such filings and the review and completion of our application by the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Cypress’s expectations as of the date hereof. Cypress undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding anything in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.